Exhibit 99.1

Schlumberger Announces First-Quarter 2009 Results

PARIS, April 24, 2009 – Schlumberger Limited (NYSE:SLB) today reported first-quarter revenue of $6.00 billion versus $6.87 billion in the fourth quarter of 2008, and $6.29 billion in the first quarter of 2008.

Income from continuing operations attributable to Schlumberger, before charges and credits, was $938 million—a decrease of 25% sequentially and 28% year-on-year. Diluted earnings-per-share from continuing operations was $0.78, versus $1.03 excluding charges of $0.08 per share in the previous quarter, and $1.06 in the first quarter of 2008.

Oilfield Services revenue of $5.44 billion decreased 13% sequentially and 3% year-on-year. Pretax segment operating income of $1.26 billion decreased 21% sequentially and 16% year-on-year.

WesternGeco revenue of $551 million decreased 8% sequentially and 18% year-on-year. Pretax segment operating income of $55 million decreased 38% sequentially and 72% year-on-year.

Schlumberger Chairman and CEO Andrew Gould commented, “The rate of decline in revenue at Oilfield Services accelerated considerably compared to the fourth quarter, largely due to the precipitous drop in the North American natural gas rig count. Outside North America, low activity in Russia and the fall of many local currencies against the US dollar remained the principal causes of weakness.

At WesternGeco, the rate of sequential revenue decline slowed to 8% as continuing weak North American Multiclient revenue was partially offset by improved Marine revenues. Backlog decreased by $319 million to $1.5 billion, partly due to delayed contract awards pending the results of licensing rounds in several countries.

Overall, our operating cost base has declined sequentially by more than $450 million due to prompt action on all variable cost categories and to the effects of favorable exchange rate movements.

Our visibility on 2009 has not materially changed from the end of the fourth quarter. We do not see any significant recovery in North American gas drilling before 2010. Overseas, while activity declines will be limited, customers are actively seeking and are obtaining price relief to improve the economics of current projects. At the same time, exploration expenditures are being deferred in favor of projects that produce immediate cash flow. However, we are encouraged to see offshore deepwater activity resisting fairly well to the current budget cuts.

As we indicated in our fourth-quarter comments, longer term we remain convinced that any demand recovery for oil will need to be accompanied by increased investment to offset decline in the ageing production base.”

Other Events:

In March, Schlumberger issued EUR 1 billion of 4.50% Guaranteed Notes due 2014. The proceeds from this offering will be used to refinance existing debt obligations and for general corporate purposes, and will serve to further increase the financial flexibility of Schlumberger.

Consolidated Statement of Income

(Stated in thousands except per share amounts)

	Three Months
For Periods Ended March 31	2009	2008
Revenue	$5,999,989	$6,289,873
Interest and other income, net (1)(3)	76,946	102,230
Expenses
Cost of goods sold and services (3)	4,488,524	4,358,295
Research & engineering	189,516	191,031
Marketing	21,071	22,968
General & administrative	130,288	138,332
Interest	55,072	66,041

Income from Continuing Operations before taxes	1,192,464	1,615,436
Taxes on income (3)	252,079	308,587

Income from Continuing Operations	940,385	1,306,849
Discontinued Operations	—	37,850

Net Income	940,385	1,344,699
Net Income attributable to the noncontrolling interest (3)	(1,924)	(6,395)

Net Income attributable to Schlumberger	$938,461	$1,338,304

Schlumberger amounts attributable to:
Income from Continuing Operations	$938,461	$1,300,454
Discontinued Operations	—	37,850

Net Income	$938,461	$1,338,304

Diluted Earnings-Per-Share of Schlumberger:
Income from Continuing Operations	$0.78	$1.06
Discontinued Operations	—	0.03

Net Income	$0.78	$1.09

Average shares outstanding	1,195,778	1,195,995
Average shares outstanding assuming dilution	1,209,822	1,233,244

Depreciation & amortization included in expenses (2)	$609,243	$516,689

1)	Includes interest income of:

Three months 2009 - $18 million (2008 - $38 million).

2)	Including Multiclient seismic data costs.
3)	See page 6 for details of Charges & Credits.

Condensed Balance Sheet

(Stated in thousands)

	Mar. 31, 2009	Dec. 31, 2008
Assets
Current Assets
Cash and short-term investments	$4,185,758	$3,691,670
Other current assets	9,748,696	9,202,007

	13,934,454	12,893,677
Fixed income investments, held to maturity	452,937	469,937
Fixed assets	9,758,322	9,690,340
Multiclient seismic data	284,889	287,238
Goodwill	5,118,965	5,188,996
Other assets	3,447,574	3,460,537

	$32,997,141	$31,990,725

Liabilities and Equity
Current Liabilities
Accounts payable and accrued liabilities	$4,902,494	$5,268,019
Estimated liability for taxes on income	956,595	1,006,816
Bank loans and current portion of long-term debt	1,590,623	1,597,371
Dividend payable	252,825	252,444

	7,702,537	8,124,650
Convertible debentures	321,334	321,334
Other long-term debt	4,254,129	3,372,183
Postretirement benefits	2,142,581	2,369,448
Other liabilities	891,767	868,818

	15,312,348	15,056,433
Equity	17,684,793	16,934,292

	$32,997,141	$31,990,725

Net Debt

“Net Debt” represents gross debt less cash, short-term investments and fixed income investments, held to maturity. Management believes that Net Debt provides useful information regarding the level of Schlumberger indebtedness by reflecting cash and investments that could be used to repay debt. Details of Net Debt follow:

(Stated in millions)

Three Months	2009
Net Debt, January 1, 2009	$(1,129)
Net income attributable to Schlumberger	938
Depreciation and amortization	609
Excess of equity income over dividends received	(55)
Stock-based compensation expense	47
Increase in working capital requirements	(904)
Capital expenditure	(748)
Multiclient seismic data capitalized	(48)
Dividends paid	(251)
Proceeds from employee stock plans	15
Business acquisitions	(12)
Pension plan funding	(273)
Other	259
Translation effect on net debt	25

Net Debt, March 31, 2009	$(1,527)

Components of Net Debt	Mar. 31, 2009	Dec. 31, 2008
Cash and short-term investments	$4,186	$3,692
Fixed income investments, held to maturity	453	470
Bank loans and current portion of long-term debt	(1,591)	(1,598)
Convertible debentures	(321)	(321)
Other long-term debt	(4,254)	(3,372)

	$(1,527)	$(1,129)

Business Review

(Stated in millions)

	Three Months
	2009	2008	% chg
Oilfield Services
Revenue	$5,439	$5,605	(3)%
Pretax Operating Income	$1,255	$1,502	(16)%

WesternGeco
Revenue	$551	$676	(18)%
Pretax Operating Income	$55	$196	(72)%

Pretax operating income represents the segments’ income before taxes and noncontrolling interest. The pretax operating income excludes corporate expenses, interest income, interest expense, amortization of certain intangible assets, interest on postretirement medical benefits and stock-based compensation costs, as these items are not allocated to the segments.

Charges & Credits

In addition to financial results determined in accordance with generally accepted accounting principles (GAAP) this First-Quarter Earnings Press Release also includes non-GAAP financial measures (as defined under the SEC’s Regulation G). The following is a reconciliation of these non-GAAP measures to the comparable GAAP measures:

	(Stated in millions except per share amounts)

	Fourth Quarter 2008
	Pretax	Tax	Noncont. Interest	Net	Diluted EPS (*)	Income Statement Classification
Income from Continuing Operations attributable to Schlumberger	$1,475.9	$325.7	$(0.1)	$1,150.1	$0.95
Add back Charges & Credits:
- Workforce reduction	74.4	9.1	—	65.3	0.05	Cost of goods sold and services
- Provision for doubtful accounts	31.8	7.8	(6.1)	17.9	0.01	Cost of goods sold and services
- Other	9.8	—	—	9.8	0.01	Interest and other income

Income from Continuing Operations attributable to Schlumberger, before charges & credits	$1,591.9	$342.6	$(6.2)	$1,243.1	$1.03

(*)	Does not add due to rounding.

There were no charges & credits in the first quarters of 2009 and 2008.

Oilfield Services

First-quarter revenue of $5.44 billion decreased 13% sequentially and 3% year-on-year. Sequentially, North America revenue dropped significantly due to reduced activity and pricing pressure in the US Land, US Gulf of Mexico and Canada GeoMarkets*. In Europe/CIS/Africa, revenue fell primarily as a result of weaker activity in the Russia, North Africa and Caspian GeoMarkets, as well as from the weakening of the US dollar versus local currencies. Middle East & Asia revenue declined due to reduced activity in the Arabian, Brunei/Malaysia/Philippines and East Mediterranean GeoMarkets. Latin America revenue decreased mostly on lower activity in Venezuela/Trinidad & Tobago and reduced product sales in Peru/Colombia/Ecuador, partially offset by stronger Integrated Project Management (IPM) results in Mexico/Central America and increased offshore services in Brazil. Among the Technologies, Well Services, Wireline, Schlumberger Information Solutions (SIS) and Artificial Lift led the declines in revenue.

First-quarter pretax operating income of $1.26 billion was down 21% sequentially and 16% year-on-year. Pretax operating margin decreased 248 basis points (bps) sequentially to 23.1% primarily due to the drop in activity and pricing pressure in North America.

In Brazil, Petrobras and Schlumberger signed a three-year Technology Cooperation Agreement focused on research and development projects for exploration and production activities in the pre-salt area offshore. The first four projects announced are mainly dedicated to reservoir characterization using controlled source electromagnetic, seismic and nuclear magnetic resonance techniques.

During the quarter, SIS released the 2009.1 version of the Petrel* workflow process software to bring new efficiency to seismic interpretation workflows through the combination of rapid acreage assessment and the ability to run multiple iterations for prospect ranking. The release also includes significant improvements to software architecture and hardware capability to provide state-of-the-art performance and scalability.

At the Middle East Oil Show in Bahrain, Schlumberger announced the expansion of its Deep Reading technology portfolio with the release of the second-generation electromagnetic DeepLook-EM* enhanced crosswell reservoir imaging and monitoring system, as well as the acquisition of Z-Seis, a Houston, Texas-based supplier of crosswell seismic reservoir imaging technology. The new services include planning, modeling, simulation, acquisition, processing and inversion to deliver interwell reservoir images and bridge the gap between downhole and surface measurement resolution and integration.

North America

Revenue of $1.19 billion was down 23% sequentially and 16% year-on-year. Pretax operating income of $163 million decreased 53% sequentially and 55% year-on-year.

Sequentially, the US Land GeoMarket recorded a significant decrease in revenue as low natural gas prices and a lack of available credit for some customers resulted in a rapid and deep reduction in activity coupled with heavy pricing pressure. US Gulf of Mexico GeoMarket revenue was down due to weak shelf drilling activity and associated pricing erosion, while Canada GeoMarket revenue decreased on unusually low winter drilling activity and early spring break-up. These decreases, however, were partially offset by seasonally high exploration-related activity in the Alaska GeoMarket.

Pretax operating margin decreased sequentially by 858 bps to 13.7% on the precipitous activity decline and consequent pricing pressure in the US Land and US Gulf of Mexico GeoMarkets.

In the Rockies Pinedale field, the Schlumberger Drilling & Measurements rotary-steerable PowerV* system has been used for one operator to reduce drilling time from eight to five days throughout the production interval. Drilling is monitored by the Schlumberger OSC* Operations Support Center in Denver, where engineers monitor drilling information from sensors on the rig to optimize the drilling process. The success of this project has been based not only on PowerV technology, but also on the support and collaboration afforded by the OSC.

In Alaska, a well drilled with casing drilling technology was successfully logged with Schlumberger Wireline ABC* Analysis Behind Casing services. Casing drilling, which saves considerable operating time, prevents wells from being logged in open hole and restricts the information that can be acquired. ABC services however offer sufficient versatility to provide a complete formation evaluation.

Also in Alaska, in another complex logging environment, the Multi Express* conveyance platform was used to provide BP with a complete evaluation in a slim-hole coiled-tubing drilled horizontal sidetrack well. Previously, only logging-while-drilling (LWD) correlation, induction and memory porosity measurements have been possible in such wells, but the real-time Multi Express service now offers the advantage of full complex lithology evaluations.

In Canada, oil sand operators successfully used Schlumberger Wireline MDT* Modular Formation Dynamics Tester technology with full-bore packers to quantify shale integrity. The steam-assisted gravity drainage technique used in the region requires accurate knowledge of such integrity in order to calculate optimal steam injection pressure.

In the US Gulf of Mexico, Schlumberger Well Services ACTive* coiled-tubing services were used for the first time to remove produced sand from a natural gas well. ACTive technology provided real-time bottom-hole pressure and temperature measurements with casing collar locator depth correlation to enable optimization of pump rates, fluids usage and sand penetration for efficient sand removal in the challenging sub-hydrostatic pressure well. ACTive services also avoided the need for foamed fluids by utilizing nitrified PowerCLEAN* fluid. The operation saved both product cost and operating time while mitigating risk related to stuck pipe and formation damage.

Latin America

Revenue of $1.03 billion was 7% lower sequentially but increased 12% year-on-year. Pretax operating income of $203 million increased 1% sequentially and 10% year-on-year.

Sequentially, the Venezuela/Trinidad & Tobago GeoMarket revenue decreased as a result of lower activity-related demand for Drilling & Measurements, Well Services and Wireline technologies, coupled with reduced IPM activity. In the Peru/Colombia/Ecuador GeoMarket, revenue fell following the year-end sales in the prior quarter of SIS software and Artificial Lift products, while the Argentina/Bolivia/Chile GeoMarket decreased on lower activity-related demand for Wireline, Drilling & Measurements and Well Services technologies. Area revenue was also reduced by 2% due to the weakening of local currencies against the US dollar. These decreases were partially offset by increased revenue in the Mexico/Central America GeoMarket due to efficiency gains on IPM projects, and in the Brazil GeoMarket as the result of robust demand for high technology Drilling & Measurements and Wireline services for offshore operations, as well as for Completion systems products.

Pretax operating margin improved sequentially by 168 bps to 19.7% primarily due to the positive impact of the efficiency gains in Mexico/Central America, and to a favorable mix of higher-margin exploration activity offshore Brazil. These increases were partially offset by reduced gain share from an IPM project in Peru/Colombia/Ecuador.

In Argentina, Schlumberger Well Services StimMAP* Live technology was introduced to improve field development planning through characterizing stimulation fracture development in unconventional tight gas resources required to meet domestic gas requirements. In the selected candidate well, six fracture stages were pumped successfully and clear definition of fracture height, length and azimuth indicated the potential application of the technology in the region.

In Venezuela, Schlumberger used Well Testing tubing-conveyed perforating PURE* technology in combination with a short drillstem test string to test an operator’s well, resulting in excellent production results. Using an innovative shut-in sequence, test data confirmed success of the technique through low skin values that indicated excellent reservoir contact.

On Lake Maracaibo in Venezuela, Schlumberger PowerDrive Xceed* technology for difficult conditions was used for Petroregional del Lago S.A.—a joint venture between Petroleos de Venezuela S.A. (PDVSA) and Shell International Exploration and Production—to successfully steer a well in soft formations. Despite this challenging geology, well production reached 150 bopd above the original estimate while well costs remained within the initial forecast.

In Trinidad and Tobago, new Schlumberger technology has met further success for BG Trinidad and Tobago and for Canadian Superior with the Wireline Rt Scanner* service. The thinly laminated sands of the West Tobago and Columbus basins that previously required complex interpretation can now be routinely evaluated using Scanner* technology.

In Brazil, Schlumberger signed an agreement with PGT—a wholly owned subsidiary of Companhia Vale do Rio Doce—for SIS Interactive Petrophysics, Petrel workflow process software, and IES PetroMod* petroleum modeling for use in exploration on nine offshore blocks. The integration between Petrel and PetroMod was key to this agreement.

The Latin America Production Center of Excellence, which monitored 80 wells when opened in the third quarter of 2008, now actively monitors and remotely operates approximately 400 wells equipped with electrical submersible pumps in fields within the Argentina/Bolivia/Chile and Peru/Colombia/Ecuador GeoMarkets. This Artificial Lift focused center provides a range of Advanced Lifting Services to perform well and reservoir test analyses, detect production events, and intervene proactively.

Europe/CIS/Africa

Revenue of $1.80 billion decreased 12% sequentially and 5% year-on-year. Pretax operating income of $467 million decreased 12% sequentially and 6% year-on-year.

Sequentially, the weakening of local currencies against the US dollar, primarily in Russia and the North Sea, reduced Area revenue by 5%. In addition, Russia experienced a sharp drop in revenue as the result of seasonal weather-related slowdowns, further reductions in customer activity, and heavy pricing pressure. Revenue for the North Africa GeoMarket was down due to lower demand for Well Services technologies and SIS products while the Caspian GeoMarket experienced reduced demand for Well Services, Drilling & Measurements and Wireline services as customer activity slowed. Weaker Framo revenue also contributed to the Area decline. These decreases were partially offset by improved activity in the Nigeria & Gulf of Guinea GeoMarket that resulted in increased demand for Wireline services.

Pretax operating margin was sequentially flat at 25.9% as the impact of lower activity in North Africa, a less favorable revenue mix in West & South Africa, and weaker Framo sales and services were largely offset by increased higher-margin activity in the North Sea and Nigeria & Gulf of Guinea GeoMarkets.

Offshore Germany in the Mittelplate field, Schlumberger No Drilling Surprises drilling risk management processes were used by Drilling & Measurements and Data & Consulting Services (DCS) for RWE-DEA in the planning and execution of the first horizontal drilling campaign on the field. Single-well mechanical earth models were incorporated into Petrel workflow processes to capture the complex stresses and heterogeneities associated with the salt diapirs around the Mittelplate reservoir. This information was input to the DrillMAP* drilling management and process software to monitor the drilling of the well. Three horizontal wells have been drilled using this process without major incident in comparison to difficulties experienced on almost all previous wells in the field.

In Norway, Schlumberger was awarded the subsea completions landing string contract together with well testing services on the 16-well BP Skarv development. Schlumberger Well Testing SenTREE 7* subsea well control systems technology will be deployed under the contract, which represents a new market in the Norwegian Sector of the North Sea for Schlumberger.

In the United Kingdom, Common Data Access (CDA), a wholly owned subsidiary of Oil & Gas UK, awarded SIS a contract to build and operate the Seismic DataStore, a new centralized, state-of-the-art repository for seismic data from the UK continental shelf. The Seismic DataStore will allow users to download quality-assured seismic in days or hours compared to the current performance of weeks or even months, significantly improving productivity by allowing faster responses to data needs.

In the Romanian Black Sea, a number of Schlumberger advanced technologies were deployed for Petrom in the completion of the LV03 horizontal well. Wireline log data were used to assess natural fractures, evaluate porosity and saturation, and derive formation mechanical properties as inputs to the mechanical earth model used to optimize the Well Services StageFRAC* hydraulic fracture design. The fast response of DCS enabled optimized packer positioning across non-fractured zones and helped place hydraulic fractures away from the reservoir gas cap, resulting in stabilized production two-and-a-half times greater than the best offset well.

In Kazakhstan, Schlumberger Well Services Discovery MLT* coiled-tubing technology was used successfully on a re-entry job to stimulate a multilateral well for the Karachaganak Petroleum Operating Company at a record depth of 5,700 m. Prior re-entry attempts with other technologies had proved unsuccessful and the success of this job led to deployment on a second well to remove sand in a situation where other solutions had failed.

In Sakhalin, East Russia, Schlumberger Wireline technology scored two significant successes in acquiring data in complex well conditions for Sakhalin Energy Investment Company. In one case, MDT* Modular Formation Dynamics Tester equipment was run on drillpipe to acquire a total of 94 pressure samples and 16 fluid samples that yielded critical data. In the second case, USI* Ultrasonic Imager technology was successfully conveyed by Wireline MaxTRAC* tractoring technology for more efficient cement evaluation operations.

In West Siberia, Russia, Schlumberger was awarded a three-year wireline logging contract extension for Salym Petroleum Development (SPD), a joint venture between Shell and Sibir Energy. Under the existing contract, SPD and Schlumberger have been successfully applying a wide variety of operating procedures focused on efficiency and adherence to Health, Safety, Quality and Environmental requirements in Siberian winter-weather conditions.

In Libya, Mellitah Oil and Gas B.V. (oil division) and Schlumberger Wireline deployed PURE perforating technology to successfully remove Barium Sulfate scale from a productive perforated zone in a brownfield well. Similar scale was left in place to block water-producing zones close to the productive interval. Production-logging equipment was used to establish fluid profiles before and after the PURE perforating operation while a Schlumberger Well Testing Vx* multiphase meter was deployed at surface to monitor surface flow rates. As a result of this technique production increased from 163 to 430 bopd while water production decreased.

Middle East & Asia

Revenue of $1.38 billion was 6% lower sequentially but 4% higher year-on-year. Pretax operating income of $456 million decreased 7% sequentially and 1% year-on-year.

Sequentially, Area revenue decreased primarily due to reduced customer activity in the Arabian, Brunei/Malaysia/Philippines, East Mediterranean and Thailand/Vietnam GeoMarkets, while seasonal weather-related slowdowns affected the China/Japan/Korea GeoMarket. These declines in activity mainly affected demand for Well Testing, Wireline and Drilling & Measurements services.

Pretax operating margin was sequentially steady at 33.1% as the positive impact from a more favorable mix of higher-margin services in the Australia/Papua New Guinea/New Zealand, India, Gulf and Qatar GeoMarkets offset the impact of the lower overall activity in the Area.

In Saudi Arabia, new Schlumberger Drilling & Measurements technologies demonstrated excellent performance on several wells for Saudi Aramco. In the Manifa field, StethoScope 475* slimhole formation pressure-while-drilling equipment, part of the Scope* family of services, acquired an extensive number of successful tests in single runs on two different wells. In another success, PowerDrive vorteX* technology was used to drill a 6-1/8-in diameter hole from a window exit to total depth in a single run while doubling rate of penetration and building angle at 8 degrees per 100 ft.

Elsewhere in Saudi Arabia, Schlumberger Well Services completed a number of underbalanced coiled-tubing drilling (CTD) re-entries for Saudi Aramco. The Saudi Aramco deep gas underbalanced drilling project utilizes coiled tubing to drill three multilateral legs from an existing production well in the Khuff-C formation. Production from the first wells demonstrated very promising results and based upon these successful applications, further underbalanced CTD wells are planned.

Also in Saudi Arabia, Schlumberger Well Services ACTive coiled-tubing services were used for the first time to add real-time decision-making to a carbonate formation acid stimulation job for Saudi Aramco in the Khurais field. On this job, three lateral legs were entered in turn using the Discovery MLT* re-entry tool with progress of the subsequent acid treatment path being tracked by the ACTive system distributed temperature sensors. During treatment, job parameters were controlled to ensure that diverter acid was correctly placed to position the acid stimulation fluid as effectively as possible.

Offshore Saudi Arabia, Schlumberger Wireline successfully completed the world’s largest 3D vertical seismic profile in the Zuluf field for Saudi Aramco. With an objective to delineate thin sand stringers for future drilling, the operation was completed on time despite harsh weather conditions.

Additionally in Saudi Arabia, Schlumberger Artifical Lift was awarded a three-year contract for the supply of gas lift equipment to Khafji Joint Operations.

In Kuwait, Schlumberger Well Services StageFRAC multistage fracturing technology, part of the Contact* family of staged fracturing and completion services, was employed for Kuwait Oil Company to recomplete a well that had been shut in for more than two years. The successful seven-stage job is the largest acid fracturing job ever performed in Kuwait and its completion boosted production to an initial test rate of 4,400 bopd with 3.1 mmscf/d of associated gas.

In Abu Dhabi UAE, Schlumberger Drilling & Measurements EcoScope* multifunction LWD technology, part of the Scope* family of services, was run offshore for Abu Dhabi Marine Operating Company (ADMA). The EcoScope tool uses technology that resulted from a collaborative research project between the Japan Oil, Gas and Metals Corporation and Schlumberger to develop LWD technology that reduces the need for traditional measurement sources. In this application, the service was run in source-less density mode and yielded data of sufficient quality to make a petrophysical evaluation in the low-resistivity reservoir without additional measurements.

In Egypt, the Drilling & Measurements PowerDrive Xceed* 900 rotary-steerable system was successfully introduced for Petrobel operations and saved eight days of rig time on one well compared to previous holes drilled through a salt, anhydrite, shale and sand sequence. The success of the operation can be seen by casing being run to bottom on the first attempt despite a change in well azimuth and a deviation build to 77 degrees. The PowerDrive Xceed “point-the-bit” technology enabled constant dog-leg severity to be maintained throughout the interval.

In Qatar, SIS was awarded a contract by Qatar Petroleum for review of the Dukhan field historical back allocation for over 40 years of production. The project will be led by SIS technical consultants working with Schlumberger DCS personnel and will also cover surveillance database configuration and production forecasting.

In Peninsular Malaysia, PETRONAS CARIGALI used the latest Schlumberger Wireline fluid sampling technology to obtain fluid samples to verify reservoir continuity and compartmentalization in a field where precise carbon dioxide measurement allows accurate well-to-well correlation. The new InSitu Fluid Analyzer* tool, equipped with Quicksilver Probe* technology, enabled faster cleanup and uncontaminated sampling with all measurements in excellent agreement with later laboratory analysis proving the real-time value of this unique Schlumberger technology.

In India, the Gujurat State Petroleum Corporation Ltd. (GSPC) and Schlumberger signed a memorandum of understanding that defines a long-term strategic alliance focused on activities that range from data acquisition and management, data processing and interpretation, consultancy, integrated project management, joint research and development, to oilfield operations and information technology. The agreement allows GSPC to minimize exploration risk and total cost while maximizing production rate and reservoir recovery through access to unique Schlumberger technology.

WesternGeco

First-quarter revenue of $551 million decreased 8% sequentially and 18% year-on-year. Pretax operating income of $55 million was down 38% sequentially and 72% year-on-year.

Sequentially, Multiclient revenue decreased sharply, primarily in North America, as customers further curtailed discretionary spending. Data Processing recorded a sequential decrease across all areas except Latin America, while Land was down due to the completion of projects in the Middle East. These decreases were partially offset by an increase in Marine revenue with the start of several new proprietary contracts. Total backlog decreased $319 million to $1.5 billion at the end of the quarter, partly due to delayed contract awards pending the results of licensing rounds in several countries.

Pretax operating margin decreased 483 bps to 9.9% primarily due to the lower Multiclient and Data Processing revenues, which were partially offset by improvements from Land as the result of efficient shutdowns following contract completions.

During the quarter, the WG Columbus left the shipyard in Spain on its maiden voyage to commence seismic operations in the US Gulf of Mexico. The 12-streamer vessel was acquired through the 2007 purchase of Eastern Echo and is the world’s first seismic X-Bow design to sail. The new design provides improved transit speeds, lower power consumption, reduced emissions and lower levels of pitching and vibration for a friendlier work environment.

In Yemen, Safer E&P Operations Company awarded WesternGeco a 1,600 sq-km 3D land seismic contract over Block 18. The award marks the first WesternGeco onshore venture in Yemen since 2002.

In Libya, WesternGeco Land Crew 1914 set a new productivity record for a land seismic crew by completing 13,315 vibrator points in a single day. The survey is being conducted for BP using the BP independent simultaneous sweeping (ISS) vibroseis technique.

In Norway, StatoilHydro and WesternGeco conducted a collaborative full-azimuth marine survey design and modeling project to evaluate multiple wide-azimuth (WAZ) acquisition configurations including Coil Shooting*. Coil Shooting is the new WesternGeco method for acquiring full-azimuth towed-streamer surveys using Q-Marine* technology with a single vessel. Previously, this type of survey was a lengthy operation requiring multiple vessels.

About Schlumberger

Schlumberger is the world’s leading supplier of technology, integrated project management and information solutions to customers working in the oil and gas industry worldwide. Employing more than 82,000 people representing over 140 nationalities and working in approximately 80 countries, Schlumberger provides the industry’s widest range of products and services from exploration through production.

Schlumberger Limited has principal offices in Paris, Houston and The Hague and reported revenues of $27.16 billion in 2008. For more information, visit www.SLB.com.

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*Mark of Schlumberger

Notes

Schlumberger will hold a conference call to discuss the above announcement on Friday, April 24, 2009, at 9:00am Eastern Time, 8:00am Central Time (2:00pm London, 3:00pm Paris). To access the call, which is open to the public, please contact the conference call operator at +1-800-230-1074 within North America, or +1-612-234-9960 outside of North America, approximately 10 minutes prior to the call’s scheduled start time. Ask for the “Schlumberger Earnings Conference Call.” At the conclusion of the conference call an audio replay will be available through May 24, 2009 by dialing +1-800-475-6701 within North America, or +1-320-365-3844 outside of North America, and providing the access code 985751.

The conference call will be webcast simultaneously at www.SLB.com/irwebcast on a listen-only basis. Please log in 15 minutes ahead of time to test your browser and register for the call. A replay of the webcast will also be available at the same web site.

Supplemental information in the form of a question and answer document on this press release and financial schedules are available at www.SLB.com/ir.

For more information, contact

Malcolm Theobald – Schlumberger Limited, Vice President of Investor Relations

Robert Bergeron – Schlumberger Limited, Manager of Investor Relations

Office +1 (713) 375-3535